UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

Safe Pro Group Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-42261	87-4227079
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

18305 Biscayne Blvd., Suite 222

Aventura, Florida 33160

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (786) 409-4030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SPAI	The NASDAQ Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Executive Officer Stock Option Awards.

On May 27, 2026, the Board of Directors (the “Board”) and the Compensation Committee (the “Compensation Committee”) of Safe Pro Group Inc. (the “Company”) approved grants, under the Company’s 2025 Safe Pro Group Equity Incentive Plan (the “2025 Plan”) and the Company’s 2022 Stock Incentive Plan (the “2022 Plan”), of performance-based stock options to certain executive officers of the Company. The options have a five-year term expiring May 27, 2031, and have an exercise price of $4.50.

In connection with the equity awards, Theresa Carlise, the Company’s Chief Financial Officer, was granted options to purchase 150,000 shares of the Company’s common stock under the 2025 Plan, and Daniyel Erdberg, the Company’s Chief Executive Officer, was granted options to purchase 750,000 shares of the Company’s common stock, consisting of 460,500 shares under the 2025 Plan and 289,500 shares under the 2022 Plan.

The options granted to Ms. Carlise will vest in five equal installments of 30,000 options upon the Company achieving cumulative gross revenue milestones of $5 million, $10 million, $15 million, $20 million, and $25 million, respectively. The options granted to Mr. Erdberg under the 2025 Plan will vest in five equal installments of 92,100 options upon the Company achieving cumulative gross revenue milestones of $5 million, $10 million, $15 million, $20 million, and $25 million, respectively. The options granted to Mr. Erdberg under the 2022 Plan will vest in five equal installments of 57,900 options upon the Company achieving cumulative gross revenue milestones of $5 million, $10 million, $15 million, $20 million, and $25 million, respectively.

The options are subject to the terms and conditions of the Plan and the Company’s form of stock option agreement.

Amendment No. 4 to Employment Agreement of Chief Financial Officer.

In addition, on May 27, 2026, the Company entered into Amendment No. 4 to the Employment Agreement dated June 22, 2023, as previously amended, with Theresa Carlise, the Company’s Chief Financial Officer. The amendment provides for the following modifications to Ms. Carlise’s compensation and termination provisions:

(i) a monthly home office allowance of $1,000;

(ii) an annual target cash bonus opportunity of 100% of one year’s Base Salary, at the discretion of the Compensation Committee, with a minimum guaranteed annual cash bonus of 25% of one year’s Base Salary;

(iii) a severance payment equal to six months of Base Salary in the event of a termination without Cause or resignation for Good Reason; and

(iv) in the event of a Change in Control, Change-in-Control Severance Payments consisting of (a) a pro-rated annual cash bonus for the year in which the termination date occurs, (b) a lump sum cash payment equal to twelve months of Base Salary, and (c) monthly medical payment amounts continuing until the earlier of twelve months following the termination date or the date on which the Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan.

The foregoing summary of Amendment No. 4 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 4, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 4 to Employment Agreement, dated May 27, 2026, between Safe Pro Group Inc. and Theresa Carlise
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2026

SAFE PRO GROUP INC.

By:	/s/ Daniyel Erdberg
Daniyel Erdberg
Chief Executive Officer